SCHEDULE 14A
                                 (RULE 14A-1-1)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
--------------------------------
         [ ] Preliminary  proxy  statement
         [X] Definitive  proxy  statement
         [ ] Definitive additional materials
         [ ] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12

                   [ ] Confidential for Use of the Commission
                       Only (as permitted by Rule 14a-6(e)(2))

                            IntegraMed America, Inc.
               ---------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577


                             Dated: October 19, 1998


Dear Stockholder:

         You are cordially invited to attend the Special Meeting of the Stockholders of IntegraMed America, Inc. (the "Company") to be held on November 17, 1998, at 10:00 a.m. local time at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577.

         As you are aware, the Company's Common Stock, par value $.01 per share (the "Common Stock") is listed for quotation on the Nasdaq National Market. On September 21, 1998, the Company received a written notice from the Nasdaq National Market notifying the Company that its Common Stock has failed to maintain a closing bid price of greater than or equal to $1.00 per share for 30 consecutive trading days prior to September 21, 1998. While the Company's Common Stock continues to remain listed, failure to maintain a bid price in excess of $1.00 per share on an ongoing basis consistent with the requirements of the Nasdaq National Market could result in the future delisting of the Common Stock on the Nasdaq National Market, which might adversely affect the trading in and liquidity of the Common Stock.

         Your Board of Directors has determined that an amendment to the Company's Amended and Restated Certificate of Incorporation effecting a one-for-four reverse stock split of the Common Stock is the best method of returning and maintaining the shares of the Company's Common Stock at a closing bid price above $1.00. The affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock of the Company is required to effect the proposed reverse stock split. The Company's ability to implement its plans, including continued listing of its Common Stock on the Nasdaq National Market, is conditioned on the approval by you of the reverse stock split. Detailed information concerning the reverse stock split is set forth in the attached proxy statement which we urge you to read carefully.

         At the Special Meeting, you will be asked to consider and vote upon an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock such that every four
(4) shares of Common Stock outstanding would be converted into one (1) share of new Common Stock.

         Your vote is important to the Company. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.


                    Sincerely yours,


                    Gerardo Canet
                    Chairman of the Board, President and Chief Executive Officer

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be held November 17, 1998


To the Stockholders of IntegraMed America, Inc.:

         Notice is hereby given that a Special Meeting of the Stockholders of IntegraMed America, Inc. (the "Company") will be held on November 17, 1998, at 10:00 a.m. local time at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577 for the following purposes:

         1. Approval of the Amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the issued and outstanding shares of the Common Stock, par value $.01 per share, of the Company; and

         2.   Consideration  of  and  action  upon  such  other  matters  as may
              properly   come   before  the  meeting  or  any   adjournment   or
              adjournments thereof.

         The close of business on October 16, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                           By Order of the Board of Directors,

                           Claude E. White
                           Secretary


Dated:   October 19, 1998

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                            INTEGRAMED AMERICA, INC.
                                 ---------------
                                 PROXY STATEMENT
                                 ---------------




         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IntegraMed America, Inc., a Delaware corporation (the "Company"), for a Special Meeting of Stockholders to be held on November 17, 1998, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying NOTICE OF SPECIAL MEETING OF STOCKHOLDERS. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Corporate Secretary of the Company, at the address stated below. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the proposal of an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the Company's Common Stock, par value $.01 per share.


         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is October 19, 1998.


          The  Company's   principal   executive  offices  are  located  at  One
Manhattanville Road, Purchase, New York 10577 and the telephone number is (914) 253-8000.

                                VOTING SECURITIES


         Holders of shares of Common Stock, par value $.01 per share (the "Common Stock") and Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") of record as of the close of business on October 16, 1998 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. On the Record Date there were issued and outstanding 20,854,369 shares of Common Stock and 165,644 shares of Series A Preferred Stock entitled to vote at the Special Meeting. Each outstanding share is entitled to one vote upon the matters to be acted upon at the Special Meeting. A majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote and represented at the Special Meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock and Series A Preferred Stock outstanding and entitled to vote, excluding broker non-votes, is required to approve the Amendment to the Company's Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares of Common Stock and/or Series A Preferred Stock will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                                    PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of September 30, 1998, certain information regarding beneficial ownership of the Company's outstanding Common Stock of (i) each beneficial owner of more than 5% or more of the shares of Common Stock, (ii) each of the Company's current named executive officers and directors and (iii) all executive officers and directors of the Company as a group.

                                                  Shares of
                                                Common Stock        Percent of
                                                Beneficially       Common Stock

Name and Address                                Owned (1)(2)       Outstanding
----------------                                ------------       -----------

Entities affiliated with
Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, NY 10036........................       3,475,294(3)         16.08%

Gerardo Canet ............................       2,184,579(4)(5)      10.11%
Eugene Curcio.............................          10,000                 *
Jay Higham................................          84,500(5)              *
Donald S. Wood, Ph.D......................          61,687(5)              *
M. Fazle Husain...........................       3,475,294(3)         16.08%
Michael J. Levy, M.D......................         357,268(5)          1.67%
Sarason D. Liebler........................          71,450(5)              *
Aaron S. Lifchez, M.D.....................         276,741(5)          1.29%
Patricia M. McShane, M.D..................          14,250(5)              *
Lawrence Stuesser ........................         227,200(5)          1.06%
Elizabeth Tallett.........................             --               --
All executive officers and directors
  as a group (12 persons) ................       6,767,726(3)(4)(5)   30.61%


*     Represents less than 1% of outstanding shares of Common Stock

(1) For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) As of September 30, 1998, there were 165,644 shares of Series A Preferred Stock outstanding of which 150,000 shares, or 90.6%, were owned by Barry Blank (Box 32056, Phoenix, AZ 85064) as reported on his Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on June 6, 1994. Upon conversion of each share of Series A Preferred Stock owned by Mr. Blank into approximately 3.16 shares of Common Stock, he would own 2.2% of the Company's outstanding Common Stock.

(3) Includes 3,235,294 shares of Common Stock and 240,000 shares of Common Stock issuable upon immediately exercisable warrants held by Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P."), Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P."), and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. ("MSVPE Fund, L.P.") (MSVP III, L.P., MSVI III, L.P., and MSVPE Fund, L.P. are collectively referred to as the "Funds"). Fazle Husain, a director of the Company, is a general partner of the Funds. Mr. Husain may be deemed to beneficially own the shares held by the Funds, although he has disclaimed beneficial ownership.

(4) Includes an aggregate of 1,833,329 shares of Common Stock owned by certain physicians for which Gerardo Canet has a proxy to vote for a two-year period with respect to (i) the election of Directors or any amendment to the Company's Amended and Restated Certificate of Incorporation affecting Directors and (ii) any change in stock options for management and Directors of the Company.

(5) Includes (or consists of) currently exercisable options, including options exercisable within sixty days, to purchase Common Stock as follows:
      Gerardo Canet - 226,250; Jay Higham - 62,500; Donald S. Wood - 48,039; Sarason Liebler - 55,000; Aaron Lifchez - 9,375; Patricia McShane - 14,250; and Lawrence Stuesser - 45,000; and currently exercisable warrants to purchase Common Stock as follows: Michael Levy - 15,000 and Aaron Lifchez - 15,000.

                        APPROVAL OF THE AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

GENERAL

      The Board of Directors of the Company has approved and recommends to the stockholders that they consider and approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") pursuant to which each four (4) shares of the issued and outstanding shares of Common Stock of the Company, par value $.01 per share (the "Old Common Stock") shall be converted into one (1) issued and outstanding share of Common Stock of the Company, par value $.01 per share (the "New Common Stock"). This proposed amendment is referred to herein as the "Reverse Stock Split". If the proposed amendment is approved by stockholders and following such approval the Board of Directors still believes the Reverse Stock Split is in the best interests of the Company and its stockholders, Article IV(A) of the Company's Certificate of Incorporation would be amended as set forth in the Certificate of Amendment attached to this Proxy Statement as Exhibit A (the "Amendment"). The effective date of the Reverse Stock Split shall be the date upon which said Amendment is filed with the Secretary of State of the State of Delaware (the "Effective Date").


      The Certificate of Incorporation, as amended to date, provides for 50,000,000 authorized shares of Common Stock, par value $.01 per share;
20,854,369 of which were issued and outstanding as of the Record Date and 5,000,000 shares of Preferred Stock, $1.00 par value per share, 2,500,000 of which are designated the Series A Cumulative Convertible Preferred Stock, 165,644 shares of which were issued and outstanding as of the Record Date. The Company is not proposing to reduce the amount of its authorized capital.

      On September 24, 1998, the Board of Directors of the Company authorized the repurchase of up to $2 million of the Company's outstanding shares of Common Stock from time to time on the open market at prevailing market prices or through privately negotiated transactions. Commencing October 1, 1998 through the Record Date, the Company has purchased $323,750.00 of Common Stock (518,000 shares). Such repurchased shares will be held by the Company as treasury shares and will reduce the number of outstanding shares of the Company's Common Stock.


      In order to effect the Reverse Stock Split, the stockholders are being asked to approve the Amendment. The Board of Directors of the Company believes that the Reverse Stock Split is in the best interests of both the Company and its stockholders and has approved the Reverse Stock Split. The Board of Directors of the Company reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Stock Split if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE STOCK SPLIT


      If effected, the Reverse Stock Split would reduce the number of outstanding shares of Old Common Stock from 20,854,369 as of the Record Date to approximately 5,213,592 shares of New Common Stock as of the Effective Date. (The foregoing assumes no issuances or repurchases of Common Stock between the Record Date and the Effective Date.) The Reverse Stock Split would have no effect on the number of authorized shares of the Common Stock or the par value of the stock and each share of New Common Stock will continue to entitle its holder to one vote.



      As of the Record Date, in addition to the 20,854,369 shares of Old Common Stock outstanding, the Company had (i) 522,647 shares of Old Common Stock issuable upon conversion of the Company's Series A Preferred Stock, (ii) an aggregate of 1,955,510 shares of Old Common Stock reserved for issuance upon exercise of options granted under the Company's 1988 and 1992 Stock Option Plans, of which options to purchase 1,458,361 shares of Old Common Stock are outstanding , (iii) 125,000 shares of Old Common Stock reserved for issuance pursuant to the Company's 1994 outside director stock purchase plan, and (iv) 552,953 shares of Old Common Stock issuable upon exercise of outstanding warrants. The shares of Series A Preferred Stock and all outstanding options and warrants include provisions for adjustment in the number of shares covered thereby and/or the conversion or exercise prices thereof, in the event of a reverse stock split. Therefore, if the proposed Amendment is approved, on the

Effective Date, there will be 130,859 shares of New Common Stock issuable upon the conversion of the Series A Preferred Stock and an aggregate of 658,366 shares of New Common Stock reserved for issuance upon exercise of outstanding options and warrants. In addition, the Company may issue up to 429,558 shares of Old Common Stock (based on the market price of the Common Stock on September 30,
1998) in partial payment of the right to manage physician practices. Following the Effective Date, the Company will issue such number of shares of New Common Stock in partial payment of the right to manage physician practices giving effect to the Reverse Stock Split and a corresponding adjustment to the market price of the New Common Stock.


      The Reverse Stock Split would not affect any stockholder's proportionate equity interest or proportional voting power in the Company except for those stockholders who would receive cash in lieu of fractional shares as described below. None of the rights currently accruing to holders of the Company's Common Stock, Series A Preferred Stock or options or warrants to purchase Common Stock will be affected by the Reverse Stock Split.

      Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Special Meeting and prior to the Effective Date.

      The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and give effect to the Reverse Stock Split.

BACKGROUND AND REASONS FOR THE REVERSE STOCK SPLIT


      The principal reason for the Reverse Stock Split is for the Company's Common Stock to continue to remain eligible for listing on the Nasdaq National Market. In order to maintain listing on the Nasdaq National Market, the Company's Common Stock must comply with a minimum bid price per share of $1.00. On September 21, 1998, the Common Stock had been trading below $1.00 for 30 consecutive trading days. On such date, the Company was notified in writing that the Company's Common Stock had failed to maintain a closing bid price of greater than or equal to $1.00 per share as required by the Nasdaq National Market. While the Company's Common Stock continues to remain listed, failure to maintain a bid price in excess of $1.00 per share on an ongoing basis will result in the future delisting of the Common Stock on the Nasdaq National Market, which might adversely affect the trading in and liquidity of the Common Stock.


      The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Stock Split is expected to increase the market price of the Common Stock to a level above the current market trading price. While the Board of Directors believes that the shares of Common Stock will trade at higher prices than those which have prevailed over the recent weeks, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Stock Split since there are numerous factors and contingencies which could affect such price. There can be no assurance that the Company will comply with the continued listing requirements of the Nasdaq National Market following the Reverse Stock Split or that the reduced number of shares outstanding after the Reverse Stock Split will not adversely affect the liquidity of the Common Stock.

      The Board of Directors also believes that the proposed Reverse Stock Split will result in a broader market for the Common Stock than that which currently exists. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The Reverse Stock Split may result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders.

MECHANICS OF REVERSE STOCK SPLIT

      If the Reverse Stock Split is approved by the requisite vote of the Company's stockholders, the Amendment will be filed no later than November 18, 1998 and the Reverse Stock Split will thus be effected, unless abandoned by the Board of Directors as described above. Upon filing of the Amendment, every four
(4) issued and outstanding shares of Old Common Stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of New Common Stock.

      As soon as practical after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to American Stock Transfer & Trust Company, the Company's transfer agent ("Exchange Agent") in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the Reverse Stock Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

      Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the Reverse Stock Split.


      No scrip or fractional share certificates evidencing shares of Common Stock will be issued in connection with the Reverse Stock Split. If a stockholder is entitled to a fractional interest of a share, he or she will receive in lieu thereof, cash (without interest) in an amount equal to four (4) times such fractional share of Common Stock multiplied by the last reported sale price of the Common Stock on the Nasdaq National Market on the last business day prior to the Effective Date or, if no such sale is made on such day, the average of the closing bid and asked prices for such day on the Nasdaq National Market. The Company will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the fractional interests. Stockholders are encouraged to surrender their Old Common Stock certificates to the Exchange Agent for certificates evidencing whole shares of New Common Stock and to claim the sums, if any, due them for fractional interests as promptly as possible following the Effective Date. No holder shall be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional shares. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.


FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

      The following is a summary of the material anticipated federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

      This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Stock Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

      No ruling from the Internal Revenue Service nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split.
ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

      The Company believes that the Reverse Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the Reverse Stock Split. A stockholder of the Company who exchanges his or her Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes (except to the extent of any cash received in lieu of fractional shares of New Common Stock). Cash payments in lieu of fractional shares of New Common Stock should be treated as if the fractional shares were issued to the stockholder and then redeemed by the Company for cash. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below).

      Such gain or loss will be capital gain or loss if the shares are held as a capital asset at the time of the Reverse Stock Split, the payment of cash in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration, and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of the fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction; provided, however, if this ruling does not apply, the cash payment for the fractional shares may be taxed as a dividend payment.

      A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor, less any portion of such basis allocated to fractional shares for which a cash payment was received. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

ACCOUNTING EFFECTS OF THE REVERSE STOCK SPLIT

      Following the Effective Date, the par value of the Company's Common Stock will remain at $.01 per share. As a result, the Company's stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Stockholders' equity will remain unchanged.

NO DISSENTERS' RIGHTS

      Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Amended and Restated Certificate of Incorporation or By-laws in connection with the Reverse Stock Split.

VOTE REQUIRED

      The approval of the Amendment to the Company's Amended and Restated Certificate of Incorporation effecting the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock and Series A Preferred Stock entitled to vote thereon at the Special Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

                                     GENERAL


      The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.


      The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.


                By Order of the Board of Directors,

                Gerardo Canet
                Chairman of the Board, President and Chief Executive Officer


Dated: October 19, 1998

                                      PROXY

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerardo Canet or Eugene R. Curcio as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577 on November 17, 1998 at 10:00 a.m. and at any adjournments thereof, and to vote the shares of Common Stock and/or Preferred Stock the undersigned would be entitled to vote if personally present:

1. APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FOUR REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE.

o FOR                      o AGAINST                  o ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

IN THEIR DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The shares of Common Stock and/or Preferred Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock and/or Preferred Stock will be voted FOR the amendment to the Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split.

Signature___________________ Date__________ Signature______________Date_________

Note: (Please date, sign as name appears above, and return promptly. If the shares of Common Stock and/or Preferred Stock are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)

                                    EXHIBIT A


                            Certificate of Amendment
                                       to
              the Amended and Restated Certificate of Incorporation
                                       of
                            IntegraMed America, Inc.

                               ------------------

                 IntegraMed America, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

                 FIRST:  The name of the corporation is IntegraMed America, Inc.

                 SECOND: The Amended and Restated Certificate of Incorporation is hereby amended to delete paragraph A of Article IV in its entirety and replace it with a new paragraph A, to read as follows:

                                   Article IV
                                  Capital Stock

                  A. The authorized capital stock of the Corporation shall consist of fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, each having a par value of $1.00 per share. Upon the amendment of this
                  Article IV, every four (4) issued and outstanding shares of Common Stock, $.01 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock, $.01 par value per share ("New Common Stock"), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which, immediately prior to this Certificate of Amendment of the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), represented outstanding shares of the Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange. No scrip or fractional certificates will be issued. Each holder of shares shall be entitled to receive in lieu of fractional shares, a cash payment from the Corporation determined by multiplying four (4) times such fractional share of Common Stock by the last reported sale price of the Common Stock on the Nasdaq National Market on the last business day prior to the Effective Date or, if no such sale is made on such day, the average of the closing bid and asked prices for such day on the Nasdaq National Market.


                 THIRD: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                 IN WITNESS WHEREOF, the Corporation has caused this Certificate to be subscribed by its President and Chief Executive Officer, this __th day of November, 1998.


                                       INTEGRAMED AMERICA, INC.


                                       ---------------------------
                                       Gerardo Canet, President and
                                       Chief Executive Officer